Exhibit 10.7

EXECUTION VERSION

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”), dated as of November 12, 2015 and effective as of the Effective Date (as defined below), is made and entered into by and between Thomson Reuters (Markets) LLC (f/k/a Reuters America LLC), a Delaware limited liability company having an office at Three Times Square, New York, NY 10036 (“Licensor”) and GreenHaven Commodity Services, LLC, a Delaware limited liability company having an office at 245 Park Avenue, 35th Floor, New York, New York 10136 as of the Effective Date (“Licensee”).

WHEREAS, Licensor compiles, calculates, maintains and owns rights in and to the Continuous Commodity Index, also known as the CCI (the “Index”) (as well as the Subindices to that Index, and Total Return and Excess Return, as specified in Exhibit C), and to the proprietary data contained therein;

WHEREAS, Licensor and GreenHaven, LLC entered into that certain License Agreement, dated as of July 19, 2006 (as amended from time to time and as assigned by GreenHaven, LLC to Licensee on September 18, 2007, the “Original License Agreement”), pursuant to which Licensor licensed to Licensee the Index name (the “Marks”) and the use of the Index in connection with the product(s) described in Exhibit A hereto (the “Product(s)”); and

WHEREAS, Licensor and Licensee desire to amend and restate the Original License Agreement in its entirety, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant and Scope of License.

(a)          Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee a worldwide, non-transferable, exclusive, limited license, with no right to sublicense (other than as detailed below), (i) to use the calculated values for the Index, Subindex, Total Return and Excess Returns specified in Exhibit C as a component of the Product(s) described in Exhibit A to be created, issued, offered, written and/or sold by Licensee and (ii) to use and refer to the Marks in connection with the marketing and promotion of such Product(s), management, administration, listing of the Products (including, without limitation, the cross-listing of the Products on exchanges and/or qualifying such Products for promotion/sale outside of those specified on Exhibit A), and in connection with making such disclosure about the Product(s) whichever is relevant as Licensee deems necessary or desirable under any applicable law, rules or regulations, but, in each case, only to the extent necessary to indicate the Products are based upon the Index and to indicate that Licensor is the source of the Index and subject to Section 4. It is expressly agreed and understood by Licensee that no rights to use the Index or the Marks are granted hereunder other than those specifically described and expressly granted herein. Licensee may sublicense the right to use and refer to the Marks as detailed in (ii) above to those who promote, market, maintain, manage and sell the Products on behalf of Licensee for the sole purpose of enabling such entities to promote, market, maintain, manage and sell the Products;

provided, however, that no such sublicense shall be made except with respect to the Products and then only to the extent of the rights expressly granted to Licensee pursuant to this Agreement.

(b)          The parties agree that this Agreement does not obligate Licensor to provide or deliver the Index values and/or related data directly to Licensee and Licensee shall be required to obtain such Index values and/or related data from an authorized distributor of such Index values and/or related data.

2.	Term and Termination.

(a)          This Agreement shall commence upon the closing of the transactions (the “Effective Date”) contemplated by that certain Unit Purchase Agreement, by and among the Licensee, WisdomTree Investments, Inc. and the other parties thereto (the “Unit Purchase Agreement”) and shall continue in effect until December 31, 2020 (“Initial Term”); provided, however, that if the Unit Purchase Agreement terminates pursuant to its terms and no closing occurs, this Agreement shall automatically terminate and not become effective and the Original License Agreement shall continue in full force and effect.

(b)          After the Initial Term, this Agreement shall automatically renew for successive two (2) year periods (each a “Renewal Term”) unless and until (i) Licensor or Licensee terminates this Agreement at the expiration of the Initial Term or any Renewal Term by giving at least one hundred eighty (180) days’ prior written notice to the other parties; provided, however, Licensor only shall be allowed to provide such notice of termination if the U.S. dollar, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) of this Agreement is less than US$500,000,000 for two (2) consecutive calendar quarters, or (ii) terminated as set forth below.

(c)          Licensor shall have the right to terminate this Agreement in the event of any material breach of this Agreement by Licensee, which breach is not cured within thirty (30) days following Licensee’s receipt of written notice from Licensor of such breach.

(d)          Licensor shall have the right to terminate this Agreement one hundred eighty (180) days following the date upon which Licensor provides written notice to Licensee that Licensor is suspending offering the Index to licensees in general.

3.	License Fees and Reporting.

(a)          As consideration for the license granted under this Agreement, Licensee shall pay to Licensor the fees (“License Fees”) calculated as set forth on Exhibit B hereto. Licensee shall pay the License Fees within ten (10) business days after the end of the calendar quarter of Licensee’s receipt of Licensor’s invoice to which the License Fees relate. All amounts shall be paid in cash and shall be non-refundable. All amounts stated are net of any withholding taxes, such that the amounts due and payable to Licensor under this Agreement, after any applicable deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed, will not be less than the amounts set forth on Exhibit B (as applicable in accordance with its terms and the terms of this Agreement).

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(b)          Licensee shall deliver to Licensor, within ten (10) business days after each calendar quarter during the Initial Term or the applicable Renewal Term, a written report, upon which Licensor’s invoice referenced in Section 3(a) will be based, detailing (i) maximum daily total assets, (ii) minimum daily total assets, and (iii) average daily official closing amount of total assets, invested in the Products during the preceding calendar quarter, based upon business days during which any of the trading venues upon which the Products may be traded having been open for trading.

(c)          Upon reasonable notice and reasonable request, Licensor or its agents shall have the right to audit on a confidential basis the relevant books and records of Licensee to confirm the accuracy of any one or more calculations of License Fees. Licensor shall bear its own costs of any such audit unless it is determined that Licensor has been underpaid by 5% or more with respect to the payments being audited, in which case Licensor’s costs of such audit shall be paid by Licensee.

(d)          Licensee shall be responsible for all costs associated with the receipt of the Index.

4.	Informational Materials Review.

(a)          Licensee shall use its commercially reasonable best efforts to protect the goodwill and reputation of the Index and of the Marks in connection with its use of the Marks under this Agreement.

(b)          Licensee shall submit to Licensor for its review and approval all prospectuses, registration statements, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) relating to the Product(s) and that in any way use or refer to Licensor or the Index and that are used in connection with the Products (the “Informational Materials”); provided, however, that the foregoing shall not include regulatory filings required to be made by Licensee under applicable law and/or Licensee’s governing documents. Licensor will use commercially reasonable best efforts to provide approval or comments within ten (10) business days. In any event, approval by Licensor hereunder shall not be unreasonably withheld or delayed. Once Informational Materials have been approved by Licensor, subsequent Informational Materials that do not alter the use or description of Licensor and the Index need not be submitted for review and approval by Licensor.

(c)          In each item of Informational Material, Licensee shall use only the full name of the Index, and shall not use any abbreviation therefor.

5.	Proprietary Rights.

(a)          Licensee acknowledges that the Index is selected, coordinated, arranged and prepared by Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Licensor. Licensee also acknowledges that, as between Licensee and Licensor, the Marks are the exclusive property of Licensor, that Licensor has and retains all proprietary rights therein (including, but not limited to, trademarks and copyrights) and that the Index and its compilation and composition and changes therein are in the control and sole discretion of Licensor.

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(b)          Thomson Reuters and its licensors reserve all rights with respect to the Index and the Marks except those expressly licensed to Licensee hereunder. Licensee shall not modify any Mark or use any Mark, or the designations “Thomson Reuters” or any other Mark, in conjunction with Licensee’s own trademark(s) or the marks of any third party, except that Licensee may use “Thomson Reuters” or any other Mark solely as part of the Product name as approved in writing by Thomson Reuters and which name shall not be modified without Thomson Reuters prior written consent. To the extent the Product name includes “Thomson Reuters” or any other Mark in accordance with this Section 6(b), Licensee shall ensure that each time it uses the Product name it shall include the following attribution language:  “Thomson Reuters is a registered trademark of Thomson Reuters and its affiliates.”

(c)          Licensor reserves all rights with respect to the Index and the Marks except those expressly licensed to Licensee hereunder.

(d)          The following notice will appear at the foot of any list or table which reproduces in whole or substantial part the Index: “Copyright 20[ ]. Thomson Reuters or its affiliates. Used with permission.”

6.	Warranties; Disclaimers; Indemnification.

(a)          Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in its Informational Materials and any contract(s) relating to the Product(s) and upon request to furnish a copy (copies) thereof to Licensor:

“THE [NAME OF THE PRODUCT(S)] (THE “PRODUCT(S)”) IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THOMSON REUTERS (MARKETS) LLC (“THOMSON REUTERS”), OR ANY OF ITS SUBSIDIARIES OR AFFILIATES (COLLECTIVELY, “LICENSOR”). LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE PRODUCT(S) OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES OR COMMODITIES GENERALLY OR IN THE PRODUCT(S) PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK GENERAL COMMODITY MARKET PERFORMANCE. LICENSOR’S ONLY RELATIONSHIP TO [LICENSEE NAME] (“LICENSEE”) IS THE LICENSING OF THE INDEX, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY LICENSOR WITHOUT REGARD TO LICENSEE OR THE PRODUCT(S). LICENSOR HAS NO OBLIGATION TO TAKE THE NEEDS OF LICENSEE OR THE OWNERS OF THE PRODUCT(S) INTO CONSIDERATION IN DETERMINING COMPOSING OR CALCULATING THE INDEX. LICENSOR IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE PRODUCT(S) TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE PRODUCT(S) IS TO BE CONVERTED INTO CASH. LICENSOR HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT(S).

LICENSOR AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS MAY BUY OR SELL SECURITIES OR

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COMMODITIES MENTIONED OR CONTEMPLATED HEREIN AS AGENT OR AS PRINCIPAL FOR THEIR OWN ACCOUNTS AND MAY HAVE POSITIONS OR ENGAGE IN TRANSACTIONS BASED ON OR INDEXED TO THE INDEX. IT IS POSSIBLE THAT LICENSOR’S TRADING ACTIVITY WILL AFFECT THE VALUE OF THE INDEX. LICENSOR MAY OPERATE AND MARKET OTHER INDICES THAT MAY COMPETE WITH THE INDEX.

LICENSOR DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of Licensor.

(b)          Licensee represents and warrants to Licensor, and Licensor represents and warrants to Licensee, that it has the authority to enter into this Agreement according to its terms.

(c)          Licensee represents and warrants to Licensor that the Product(s) shall at all times comply with the relevant descriptions in Exhibit A and shall not violate any of the restrictions set forth therein.

(d)          Licensee represents and warrants to Licensor that the Product(s) shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

(e)          LICENSOR, ITS AFFILIATES, EMPLOYEES AND AGENTS, SHALL HAVE NO LIABILITY, CONTINGENT OR OTHERWISE, TO LICENSEE OR TO THIRD PARTIES, FOR THE ACCURACY, COMPLETENESS OR CURRENCY OF THE INDEX OR FOR DELAYS OR OMISSIONS THEREIN, OR FOR INTERRUPTIONS IN THE DELIVERY OF THE INDEX. IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS) WHICH MAY BE INCURRED OR EXPERIENCED ON ACCOUNT OF LICENSEE ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF LICENSOR HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT DIMINISHING THE DISCLAIMERS AND LIMITATIONS SET FORTH IN THIS SECTION 7, IN NO EVENT SHALL THE CUMULATIVE LIABILITY OF LICENSOR TO LICENSEE UNDER THIS AGREEMENT EXCEED THE LICENSE FEES

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ACTUALLY PAID TO LICENSOR HEREUNDER FOR THE FULL CALENDAR YEAR IMMEDIATELY PRECEDING THE FINDING OF SUCH LIABILITY.

(f)          Licensee shall indemnify, protect, and hold harmless Licensor, its affiliates, employees and agents from and against any and all losses, liabilities, judgments, suits, actions, proceedings, claims, damages, costs (including reasonable attorneys’ fees and disbursements) resulting from or arising out of failure to fulfill its obligations under this Agreement with respect to the use by Licensee of the Index in connection with the Product(s) or otherwise arising out of Licensee’s breach of this Agreement.

(g)          Licensor represents and warrants that (i) Licensor is the sole owner of the Marks and the Index (and subindices named in Exhibit C) and the rights granted to Licensee herein, free and clear of any lien, license or other restriction or limitation regarding use or disclosure and (ii) use of the Marks and the Index (and subindices named in Exhibit C) as provided herein shall not infringe any trademark, service mark, copyright, patent, other proprietary right or contractual right of any person not a party to this Agreement.

(h)          Licensor shall indemnify and hold harmless Licensee, its direct or indirect parent entities, subsidiaries, affiliates and their respective officers, directors, employees and agents against any and all claims, judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) as a result of claims or actions brought by third parties against Licensee alleging that the Products’ use of the Marks or the Index violates or infringes any trademark, service mark, copyright, patent or other proprietary right, of any person not a party to this Agreement; provided, however, that (i) Licensee notifies Licensor promptly of any such claim or action and (ii) Licensor shall have no liability to Licensee if such judgments, damages, costs or losses are wholly attributable to Licensee’s breach of this Agreement. Licensor shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Licensee shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder. Licensor, in the defense of any such claim, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which (A) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (B) otherwise adversely affects the rights of Licensee other than with respect to the rights granted Licensee under this Agreement.

7.	Exclusivity.

During the Initial Term and each Renewal Term, Licensor agrees not to license to any entity or person the right to use the Index or any Subindices for any Product.

8.	Confidentiality.

Each of Licensor and Licensee acknowledges that it or its employees may in the course of performing their responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to the other party or its affiliates or clients or to third parties to whom the other party owes a duty of confidentiality. Any and all non-public information of any form obtained by one party or its employees regarding the other party,

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including without limitation information related to the calculation of the Index, shall be deemed to be confidential and proprietary information. The recipient of such confidential and proprietary information agrees to hold such information in confidence and not to use or disclose such information for any purpose whatsoever other than as contemplated by this Agreement and to advise each of its employees who may be exposed to such proprietary and confidential information of their obligations hereunder; provided, however, that Licensee may share such confidential and proprietary information with its direct or indirect parent entities, subsidiaries, affiliates and subadvisors who need-to-know such information to enable Licensee to perform under this Agreement. Notwithstanding anything to the contrary set forth herein, Licensee may disclose such confidential or proprietary information to the extent required by applicable law, subpoena or order of a governmental or regulatory agency, provided that Licensee furnishes Licensor with prompt written notice of such request so that the Licensor may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If Licensor seeks such an order, Licensee will provide such commercially reasonable cooperation as Licensor reasonably requests at the expense of Licensor. Licensee agrees to furnish, disclose or describe only that portion of the confidential information which is legally required (in the opinion of its external counsel). The obligations of confidentiality and non-use set forth in this Section 8 shall not apply to information that: (a) is already in the possession of Licensee at the time of disclosure hereunder, as evidenced by Licensee’s internal records, (b) is or becomes generally available to the public through no breach of this Agreement by Licensee, (c) is obtained by Licensee from any third party not under an obligation of confidentiality to Licensor with respect to such disclosure, or (d) independently developed by Licensee without access to or use of such confidential or proprietary information.

9.          No Promotion.

Except as specifically provided herein, Licensee agrees that it will not, without the prior written consent of Licensor in each instance, (i) use in advertising, publicity, or otherwise the name of Licensor, or any affiliate of Licensor, or any employee of Licensor, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Licensor or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by Licensee has been approved or endorsed by Licensor.

10.         Force Majeure.

No party shall be liable or deemed to be in default for any delay or failure to perform under this Agreement or for interruption of the services resulting directly or indirectly from any cause beyond such party’s reasonable control.

11.         General.

(a)          Licensee acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement (including all exhibits hereto) contains the entire agreement of the parties with respect to its subject matter and supersedes all existing and all other oral, written or other communications between them concerning this subject matter. This Agreement shall not be modified in any way except by a writing signed by all parties.

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(b)          Except in connection with the Unit Purchase Agreement or, with notice to Licensor (but without need for prior written consent) in connection with a transfer of rights and obligations to an affiliate of Licensee, this Agreement may not be assigned by Licensee without the prior written consent of Licensor. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(c)          If any provision of this Agreement (or any portion thereof) shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

(d)          All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, by overnight delivery service, or by facsimile transmission to the address set forth below or such address as a party shall specify by a written notice to the other parties and (iii) deemed given upon receipt.

Notice to Licensor:

Thomson Reuters (Markets) LLC
3 Times Square
New York, New York 10036
ATTN: Head of Business Operations Indices

With a copy to: Index_Queries@thomsonreuters.com

Thomson Reuters (Markets) LLC
3 Times Square
New York, New York 10036
ATTN: General Counsel

Notice to Licensee:

GreenHaven Commodity Services, LLC

245 Park Avenue, 35th Floor

New York, NY 10167
ATTN: Ben Slavin
FAX: 212-697-1847

With a copy to:

WisdomTree Investments, Inc.
245 Park Avenue, 35th Floor

New York, NY 10167
ATTN: Chief Legal Officer
FAX: 212-697-1847

(e)          The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

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(f)          Each of Licensor and Licensee acknowledges that a breach of any provision of Section 8 of this Agreement will cause the applicable party irreparable injury and damage and therefore may be enjoined through injunctive proceedings in addition to any other rights and remedies which may be available to the applicable party at law or in equity. Licensee consents to jurisdiction in the State or Federal courts located in New York County, State of New York, for enforcement of this provision.

(g)          This Agreement and all matters relating to or arising under this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law, and any litigation arising out of or connected in any way with this Agreement shall take place in a State or Federal court of competent jurisdiction in New York County, State of New York.

(h)          The following Sections shall survive termination of this Agreement: 5, 6, 8, 9 and 11.

(i)          Where a Product is traded in a currency other than U.S. dollars, the U.S. dollar equivalent, for purposes of Section 2(b), Section 3 and Exhibit B hereunder, will be calculated using the fixing rate of exchange displayed on the BCE’s screen on the valuation date which, for the avoidance of doubt, can be found at http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html.

[Remainder of Page Intentionally Left Blank]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LICENSOR:

THOMSON REUTERS (MARKETS) LLC

By:	/s/ John J. Menne
Name: John J. Menne
Title: Head of Customer Administration

LICENSEE:

GREENHAVEN COMMODITY SERVICES, LLC

By:	/s/ Ashmead Pringle
Name: Ashmead Pringle
Title: President

[Signature Page to Amended and Restated License Agreement]

EXECUTION VERSION

EXHIBIT A

PRODUCTS

“Products” means any financial product, which is linked, directly or indirectly, to the performance of the Index or any Subindices listed in Exhibit C, including, without limitation, over-the-counter products, privately placed debt obligations, publicly offered debt obligations, certificates of deposit, index warrants, exchange traded products and funds, exchange traded notes,  commodity pools, UCITS, collective investment bank trusts/funds, other pooled investment vehicles and depository receipts. For avoidance of doubt, Products include those that are unlisted or are listed and/or cross-listed for trading on any U.S. and/or foreign securities exchange, including, without limitation, the New York Stock Exchange, NASDAQ, BATS, Toronto Stock Exchange, London Stock Exchange, Tokyo Stock Exchange, Deutsche Borse, Borsa Italiana and the Mexican Stock Exchange.

EXECUTION VERSION

EXHIBIT B

LICENSE FEES

A.	License Fee

(i)	0.100% (10 basis points) per annum of the first US$325,000,000, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii);

(ii)	0.080% (8 basis points) per annum of US$, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) for assets which are greater than US$325,000,000, but US$500,000,000 or less;

(iii)	0.040% (4 basis points) per annum of US$, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) for assets which are greater than US$500,000,000, but US$750,000,000 or less; or

(iv)	0.030% (3 basis points) per annum of US$, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) for assets which are greater than US$750,000,000.

B.	Minimum License Fee

(i)	The license fee described above is subject to a minimum annual fee of US$90,000.

EXECUTION VERSION

EXHIBIT C

INDEX, SUBINDICES, and TOTAL and EXCESS RETURNS

Index

Continuous Commodity Index (CCI)

Subindices

CCI Energy Sub-index,

CCI Grains and Oilseeds Sub-index

CCI Industrials Sub-index

CCI Livestock Sub-index

CCI Precious Metals Sub-index

CCI Softs Sub-index

Total Returns

Continuous Commodity Index Excess Return (RIC: <.CCITR>)

Should Licensor commence the calculation, and publication of, total return values for certain CCI Subindices, Licensee may use such Subindex total return values subject to the terms of this Agreement.

Excess Returns

Continuous Commodity Index Excess Return (RIC: <.CI>).

Should Licensor commence the calculation, and publication of, excess return values for certain CCI Subindices, Licensee may use such Subindex excess return values subject to the terms of this Agreement.